UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

Kronos Bio, Inc.
(Name of Registrant as Specified In Its Charter)

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KRONOS BIO, INC.
1300 So. El Camino Real, Suite 400
San Mateo, California 94402

SUPPLEMENT TO THE PROXY STATEMENT FOR THE
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 25, 2024

Unless the context otherwise requires, references in this proxy statement supplement (this “Supplement”) to the “Company,” “we,” “us,” or “our,” refer to Kronos Bio, Inc., a Delaware corporation.

The following information supplements and amends the definitive proxy statement on Schedule 14A (the “Proxy Statement”) that was filed by the Company with the Securities and Exchange Commission (the “SEC”) on April 29, 2024 and furnished to the Company’s stockholders in connection with the solicitation of proxies by the Company’s Board of Directors for the Company’s annual meeting of stockholders (the “Annual Meeting”) and any adjournments or postponements. All capitalized terms not otherwise defined herein shall have the respective meanings as set forth in the Proxy Statement.

The Company is providing this Supplement solely to provide certain disclosures regarding the Company’s executive officers. Except for the changes herein, this Supplement does not modify any other information set forth in the Proxy Statement. THE PROXY STATEMENT CONTAINS IMPORTANT ADDITIONAL INFORMATION, AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

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On May 20, 2024, the Company’s Board of Directors appointed Deborah Knobelman, Ph.D. as the Chief Financial Officer, principal financial officer and principal accounting officer of the Company, replacing Sandra Gardiner in such capacities, and as the Company’s Chief Operations Officer, with such appointments to be effective on June 3, 2024.

Dr. Knobelman, age 51, served as Chief Financial Officer and Treasurer of Senti Biosciences (Nasdaq: SNTI) from the closing of its business combination with Senti Sub I, Inc. (formerly Senti Biosciences, Inc., or Legacy Senti) in June 2022 to May 2024, and as Senti Biosciences’ Head of Corporate Development from March 2023 to May 2024. She served as the Chief Financial Officer of Legacy Senti from May 2021 to June 2022. Prior to that, Dr. Knobelman served in interim C-suite roles for several life sciences companies through her firm Waverly BioConsulting LLC from April 2012 to May 2021. Previously, Dr. Knobelman served as Chief Financial Officer at GeneriCo, LLC from April 2016 to July 2017, as Chief Business Officer at Ampio Pharmaceuticals, Inc. (NYSE: AMPE) from September 2011 to April 2012, and as Director of Commercial Strategy and Analytics at Pfizer Inc. (NYSE: PFE) from June 2008 to August 2011. Earlier in her career, Dr. Knobelman was an Equity Research Analyst covering Specialty Pharmaceuticals and Biotech as a Senior Research Analyst for Piper Sandler Cos. (earlier Piper Jaffray) (NYSE: PIPR) and as a Research Associate at JP Morgan & Co., Inc (NYSE: JPM). Dr. Knobelman earned her AB in Chemistry from Duke University and her Ph.D. in Pharmacology from the University of Pennsylvania School of Medicine.

In connection with her appointment, the Company entered into an executive employment agreement with Dr. Knobelman that will govern the terms of her employment with the Company. The employment agreement provides that Dr. Knobelman will receive an initial annual base salary of $475,000 and will be eligible to receive an annual performance bonus with an initial target bonus percentage equal to 40% of her base salary. The employment agreement also provides that the Company will grant Dr. Knobelman equity awards of (i) 164,260 restricted stock units, which will vest 50% on the 12-month anniversary of the grant date and the remaining 50% on the 18-month anniversary of the grant date, subject to her continuous service with the Company and (ii) an option to purchase 246,390 shares of Common Stock of the Company at the fair market value on the date of grant, 25% of which will vest upon the first anniversary of June 3, 2024 and the remainder of which will vest in 36 equal monthly installments as of the last calendar day of each month thereafter, subject to her continuous service with the Company.

In addition, pursuant to the Company’s Severance and Change in Control Plan (the “Severance Plan”), in substantially the form filed with the Securities and Exchange Commission (“SEC”) on September 9, 2022 as Exhibit 10.3 to the registrant’s Quarterly Report on Form 10-Q/A, if Dr. Knobelman’s employment is terminated without “cause” or she resigns for “good reason” (each as defined in the Severance Plan) within 12 months following a change in control (the “Change in Control Period”), she will be entitled to receive continued payment of base salary for 12 months, payment of her group health insurance premiums for up to 12 months, 100% of her annual performance bonus and full vesting acceleration of any unvested equity awards that vest solely based on continuous service. If Dr. Knobelman’s employment is terminated without “cause” or she resigns for “good reason” outside of a Change in Control Period, she will be entitled to receive continued payment of base salary for nine months, payment of her group health insurance premiums for up to nine months and full accelerated vesting of any unvested equity awards that vest solely based on continued service.

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ADDITIONAL INFORMATION AND WHERE TO FIND IT

Before making any voting decision, you are urged to read the Proxy Statement and all related proxy materials carefully. Copies of this Supplement, the Proxy Statement and the annual report to stockholders are available at www.proxyvote.com.

If you have already submitted a proxy and do not wish to change your vote, no further action is required. If you have submitted a proxy and wish to change your vote, you may revoke your proxy and change your vote as described under “Can I change my vote after submitting my proxy?” on page 6 of the Proxy Statement.

The date of this Supplement is May 21, 2024.